Harvest Oil & Gas Completes Divestitures of Barnett Shale and Mid-Continent Assets, Announces Planned New Credit Facility and Initiation of Strategic Review Process

HOUSTON, September 16, 2019 (GLOBE NEWSWIRE) -- Harvest Oil & Gas Corp. (OTCQX: HRST) (“Harvest” or the “Company”) today announced that it has completed the previously announced sales of Barnett Shale assets and certain Mid-Continent area assets located in the Anadarko Basin and SCOOP/STACK.  In addition, the Company plans to enter into a new credit facility and is initiating a strategic review process.

Barnett Shale and Mid-Continent Area Divestitures

Harvest has completed the previously announced sale of substantially all of its interests in the Barnett Shale for $63.5 million, net of preliminary purchase price adjustments.  The preliminary purchase price adjustments include a $6.4 million reduction in the purchase price paid at closing related to certain of the Company’s interests that are not included in the initial closing but that are expected to be included in a subsequent closing in 2019.  The Company also completed the previously announced sale of certain oil and gas properties in the Mid-Continent area located in the Anadarko Basin and SCOOP/STACK for $5.4 million, net of preliminary purchase price adjustments.  UBS Investment Bank acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to Harvest on these transactions.

Harvest is currently considering alternatives to return net proceeds from these asset sales to shareholders, which could include dividends, distributions or share repurchases.

Planned New Credit Facility

Harvest has signed a commitment letter with Regions Bank to put in place a new revolving credit facility (“Credit Facility”), subject to certain funding conditions, that will provide the Company with reduced borrowing costs and increased flexibility to return capital to shareholders through dividends, distributions or share repurchases.  The new Credit Facility will allow the Company to repurchase shares, which is prohibited under the terms of the current credit facility.  The new Credit Facility is expected to close in the third quarter of 2019.

Initiation of Strategic Review Process

Harvest is undertaking a review of strategic alternatives and has engaged Intrepid Partners, LLC to assist the Company in this process.  This comprehensive review will include, but not be limited to, the potential divestiture of additional assets or all of the Company’s remaining assets as well as a potential sale or merger of the Company.  Harvest will also be reviewing options to reduce its overall cost structure to more closely align with the pro forma asset base after the Barnett and Mid-Continent divestitures.  Assisted by its legal and financial advisors, Harvest will consider all strategic alternatives, with the primary focus on maximizing shareholder value.

There can be no assurance that such evaluation will result in one or more transactions or other strategic change or outcome. The Company has not set a timetable for the conclusion of its evaluation of strategic alternatives, and it does not intend to comment further unless and until the Board has approved a specific course of action or the Company has otherwise determined that further disclosure is appropriate or required by law.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Barnett Shale, the Appalachian Basin (which includes the

Utica Shale), Michigan, the Mid-Continent areas in Oklahoma, Texas, Kansas and Louisiana, the Permian Basin and the Monroe Field in Northern Louisiana.  More information about Harvest is available on the internet at https://www.hvstog.com.

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. These forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, including that the closing of the new Credit Facility may not occur with the terms or on the timeline currently contemplated or at all. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. Although the Company believes that the forward-looking statements contained in this press release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Harvest Oil & Gas Corp., Houston, TX
Ryan Stash
713-651-1144
hvstog.com